Exhibit 99.1

Molson Coors Reports Fourth Quarter and Full-Year 2009 Income Growth

DENVER & MONTREAL--(BUSINESS WIRE)--February 9, 2010--Molson Coors Brewing Company (NYSE: TAP)(TSX: TAP) today reported significant income growth for the fourth quarter, driven by the favorable resolution of tax positions. Net income attributable to Molson Coors increased 137.0 percent to $222.1 million(1) for the fourth quarter, up from $93.7 million a year ago. Underlying after-tax income(2) increased 85.5 percent in the fourth quarter to $190.3 million, or $1.02 per diluted share, up from $102.6 million, or $0.55 per diluted share, a year ago.

Full-year net income attributable to Molson Coors increased 90.2 percent to $720.4 million, while 2009 underlying after-tax income(2) increased 40.7 percent to $707.4 million, or $3.81 per diluted share.

“Underlying earnings for our company increased more than 85 percent in the 4th quarter versus a year ago, driven by a one-time reduction in tax rate. Behind the headline number, our results were affected by weak volumes across all markets, cost inflation in the U.S. and U.K. and brand investments in Canada,” said Peter Swinburn, Molson Coors president and chief executive officer.

“Overall consumer demand remains sluggish, and we see these conditions continuing to impact volume and mix in the near term. Our strategy remains consistent, however. We are focused on investing in innovation and our brands and ensuring we maintain a strong balance sheet, so that when market conditions improve we are better positioned to accelerate our growth and capitalize on opportunities.

“Our performance in the quarter and over the past year has benefited from this strategic focus. While our underlying earnings in the 4th quarter were aided by a one-time reduction in our tax rate, it’s important to point out that we grew or held our net pricing and market share in both the U.S. and Canada. Our Canada share performance represented a significant trend improvement from previous quarters. In the U.K., we continued to forgo low-profit volume and share, which helped us drive positive pricing and margins. For the full year, we expanded our brand portfolios in Canada and the U.K., exceeded our goals for cost savings, and maintained price discipline, all of which contributed to a significant increase in our full-year underlying earnings.

“Looking to 2010, we expect volume to remain challenging, especially in the first half, but we are focused on continuing to establish a strong brand base to our business that ensures we not only manage the current market but that we take full advantage of revenue upsides when momentum improves.”

Fourth Quarter Highlights

Key operating and financial highlights for the Company’s fiscal fourth quarter ended December 26, 2009, compared to the fiscal fourth quarter ended December 28, 2008, include the following:

  Net income attributable to Molson Coors increased 137.0 percent to $222.1 million for the fourth quarter.
  Underlying after-tax income(2) increased 85.5 percent to $190.3 million, or $1.02 per diluted share, driven by a lower effective tax rate, positive net pricing, cost savings, and favorable currency movements.
  Underlying pretax income(2) decreased 6.0 percent to $124.4 million.
  Fourth quarter 2009 results include the impact of favorable foreign currency movements, which increased consolidated underlying pretax income approximately $10 million versus a year ago.
  Molson Coors worldwide beer volume decreased 4.0 percent, driven by challenging markets, a weak global economy, and the Company’s continued strategy in the U.K. to forgo low-margin volume.

Full Year 2009 Highlights

Key operating and financial highlights for the Company’s fiscal year ended December 26, 2009, compared to the fiscal year ended December 28, 2008, include the following:

  2009 net income attributable to MCBC increased 90.2 percent to $720.4 million.
  Underlying after-tax income(2) increased 40.7 percent to $707.4 million, or $3.81 per diluted share, driven by a lower effective tax rate, price discipline, and cost reductions.
  Underlying pretax income(2) increased 11.9 percent to $718.5 million.
  For the full year, foreign currency movements decreased consolidated 2009 underlying pretax income by approximately $32 million versus a year ago.
  Molson Coors worldwide beer volume decreased 3.0 percent on a pro forma basis.
  As of December 26, 2009, cash and cash equivalents totaled $734 million, and total debt was $1.71 billion.

The Company’s full-year 2009 effective tax rate was negative 2 percent on a reported basis and positive 1 percent on an underlying basis. The Company’s fourth quarter 2009 effective tax rate for income from continuing operations was negative 65 percent on a reported basis and negative 54 percent on an underlying basis. These tax rates are significantly lower than the Company’s anticipated long-term tax rate range of 22 percent to 26 percent due to the favorable resolution of unrecognized tax positions during 2009. The Company estimates that its full-year 2010 effective tax rate will be in the range of 18 percent to 22 percent on an underlying basis.

For the full year 2009, Molson Coors achieved $92 million of cost savings as part of its now-completed Resources for Growth (RFG) cost savings program. Over the past three years, the Company has delivered $270 million in cost savings through the RFG program, which significantly exceeded the Company’s commitment of $250 million. In the fourth quarter alone, the Company delivered $24 million of RFG cost reductions.

MillerCoors achieved $62 million in synergies in the fourth quarter, largely due to non-organizational changes and some continued organizational saving. Molson Coors’ 42 percent share of these synergies is $26 million. MillerCoors delivered $245 million in synergies in 2009, bringing the total to $273 million since beginning operations on July 1, 2008, surpassing its original commitment of $225 million. MillerCoors will continue to aggressively optimize production across its breweries over the next few months to realize synergy commitments.

MillerCoors also delivered incremental cost savings of $26 million in 2009, which are part of its $200 million of second-generation cost savings that are expected to be delivered by the end of 2012. Molson Coors’ 42 percent share of these additional synergies is $11 million. These cost savings are additional to the original $500 million synergy commitment.

Molson Coors Brewing Company’s total worldwide beer volume was 12.1 million hectoliters in the quarter, 4.0 percent lower versus the prior year, as shown in Table 1 below. Full year 2009 Molson Coors worldwide volume decreased 3.0 percent versus a year ago on a pro forma basis to 50.0 million hectoliters, as shown in Table 2 below.

Molson Coors Brewing Company
Table 1: 2009 Fourth Quarter Worldwide Beer Volume
(In Millions of Hectoliters)
	Thirteen Weeks Ended
	December 26, 2009	December 28, 2008	% Change
	Actual	Actual
Financial Volume:	4.697	4.932	(4.8%)
Royalty Volume:	0.096	0.097	(1.0%)
Owned Volume:	4.793	5.029	(4.7%)
Proportionate Share of Equity Investment Sales-to-Retail(1):	7.326	7.596	(3.6%)
Total Worldwide Beer Volume:	12.119	12.625	(4.0%)

Notes:

(1) Reflects the addition of Molson Coors Brewing Company's proportionate share of MillerCoors and Modelo Molson sales-to-retail for the periods presented, adjusted for comparable trading days, if applicable. Beginning in 2009,
MillerCoors STRs include Puerto Rico for all periods presented.

Molson Coors Brewing Company
Table 2: 2009 Fifty-Two Weeks Ended Worldwide Beer Volume
(In Millions of Hectoliters)
	Fifty-Two Weeks Ended			Fifty-Two Weeks Ended
	December 26, 2009	December 28, 2008	% Change	December 26, 2009	December 28, 2008	% Change
	Actual	Pro forma (1)		Actual	Actual
Financial Volume:	18.779	19.906	(5.7%)	18.779	34.800	(46.0%)
Royalty Volume:	0.301	0.300	0.3%	0.301	0.300	0.3%
Owned Volume:	19.080	20.206	(5.6%)	19.080	35.100	(45.6%)
Proportionate Share of Equity Investment Sales-to-Retail (2):	30.888	31.311	(1.4%)	30.888	16.397	88.4%
Total Worldwide Beer Volume:	49.968	51.517	(3.0%)	49.968	51.497	(3.0%)

Notes:
(1) Reflects the elimination of the U.S. segment volume reported for the 52 weeks ended December 28, 2008.
(2) Refelcts the addition of Molson Coors Brewing Company's proportionate share of MillerCoors and Modelo Molson sales-to-retail for the periods presented, adjusted for comparable trading days, if applicable. Beginning in 2009, MillerCoors STRs include Puerto Rico for all periods presented.

Business Segments

Following are the Company’s 2009 fourth quarter results by business segment:

Canada Business

Canada underlying pretax income in local currency declined 12 percent versus a year ago, excluding the impact of foreign currency hedges in Other Income. Lower production costs were more than offset by increases in brand investments, higher incentive compensation expense, and the impact of deconsolidating our interest in the beer stores in Ontario, known as Brewers Retail Inc., or BRI. Net pricing was virtually unchanged, and market share increased slightly versus the prior year. In U.S. dollars, Canada underlying earnings of $94.5 million in the 4th quarter decreased 5.3%, which reflects the benefit of a 15% year-over-year increase in the Canadian dollar versus the U.S. dollar. The stronger Canadian dollar this year increased Canada segment underlying income by approximately $11 million in the quarter.

Canada sales-to-retail (STRs) for the calendar quarter ended December 31st decreased 1.2% versus a year ago. Coors Light continued to show growth, and the Company’s new product launches are exceeding expectations, while the Molson Canadian, Dry and Export brands declined versus prior year. The Canada beer industry STRs declined an estimated 1.9 percent in the calendar fourth quarter. As a result, estimated Molson Coors Canada market share increased about one quarter of a share point versus a year ago, driven by portfolio-building innovations and investments.

Canada sales volume was 2.1 million hectoliters in the fourth quarter, unchanged from a year ago. Comparable(3) net sales per hectoliter were virtually unchanged in local currency versus a year ago, as favorable front-line pricing was offset by continued price discounting activity.

Cost of goods sold per hectoliter decreased approximately 3 percent on a comparable basis in local currency, driven by declines in commodity and packaging material input costs and savings from the Resources for Growth initiatives, partially offset by increases in distribution and pension costs and ongoing product mix shifts.

Comparable marketing, general and administrative expenses increased 14.2% in local currency, driven by higher brand and innovation investments as well as an increase in incentive compensation expense.

Underlying Other Income, which excludes a one-time $46 million gain on the sale of the Company’s interest in Montreal Canadiens, decreased $8.0 million in the fourth quarter due to lower Canadiens equity income this year, along with cycling prior-year gains from foreign currency hedges.

United States Business (MillerCoors)(4)

Molson Coors underlying U.S. segment pretax income declined 8.9 percent to $51.2 million in the fourth quarter, as weak U.S. beer industry conditions drove lower volumes and significant cost deleverage in the MillerCoors business. These negative factors were partly offset by favorable pricing, synergies delivery, and reductions in marketing, general and administrative costs in the fourth quarter.

MillerCoors Operating and Financial Highlights

For the quarter, underlying net income attributable to MillerCoors, excluding special items, decreased 21.6 percent to $106.1 million versus the prior-year comparable quarter. The difference in trend between MillerCoors income and Molson Coors U.S. segment income is due to an increase in share-based compensation expense for MillerCoors in the fourth quarter of 2009, driven by strong appreciation in the SABMiller stock price versus a year ago. This increase in expense is attributable to higher mark-to-market values for stock-based grants existing prior to the formation of MillerCoors and not the issuance of new grants. Share-based compensation expense related to the SABMiller stock price is excluded from Molson Coors U.S. segment income.

MillerCoors domestic sales-to-retailers (STRs) declined 3.6 percent primarily due to poor industry and economic conditions. In a weak industry, MillerCoors held market share in the quarter. Domestic sales-to-wholesalers (STWs) declined 4.2 percent driven by lower sales-to-retailers and a reduction in contract brewing volumes.

MillerCoors total net revenue decreased 1.6 percent to $1.712 billion versus the prior-year. Excluding contract brewing and company-owned distributor sales, net sales revenue decreased 2.1 percent to $1.585 billion. Third-party contract brewing volumes declined 4.1 percent. Pricing remained strong in the fourth quarter, as domestic net revenue per hectoliter, excluding contract brewing and company-owned distributor sales, increased 2.3 percent.

Cost of goods sold per hectoliter increased 5.6 percent versus the prior year, as savings from MillerCoors cost performance initiatives were more than offset by significant increases in brewing and packaging material costs, including glass and aluminum, along with volume-related cost deleverage.

Marketing, general and administrative costs decreased 2.7 percent, primarily due to synergies and other cost savings. This decrease would have been approximately 6 percent excluding the impact of increased share-based compensation expense, driven by strong SABMiller stock price appreciation versus a year ago.

Depreciation and amortization expenses for MillerCoors in the fourth quarter were $76 million, and additions to tangible and intangible assets totaled $118 million.

United Kingdom Business

U.K. underlying pretax earnings in local currency increased nearly 15 percent versus a year ago. This strong performance was driven by positive results from the strategic actions our U.K. team has taken in the past year, including leveraging our contract brewing arrangement and brand-building efforts, which allowed us to forgo low-margin volume. These earnings drivers were partially offset by lower volume and higher incentive compensation expense in the quarter. On a reported basis, fourth quarter U.K. underlying pretax income was $36.8 million, an increase of 20.3 percent versus the same quarter last year. These results include the benefit of a 4 percent appreciation of the British Pound versus the U.S. Dollar, which increased U.K. earnings by approximately $2 million in the quarter.

U.K. owned-brand volume decreased 9.3 percent during the quarter due to declining industry volume and the Company’s strategy to forgo low-margin volume. The U.K. beer industry volume declined approximately 4 percent in the fourth quarter.

Comparable net sales per hectoliter of owned products increased 18 percent in local currency, driven by two factors. Higher pricing in all channels and positive sales mix drove 10 percent and 8 percent of the increase, respectively.

Comparable cost of goods sold per hectoliter of owned brands increased 12 percent in local currency in the fourth quarter, driven by input cost inflation, adverse brand mix and the deleveraging impact of lower owned-brand volumes, partially offset by a mark-to-market adjustment on natural gas hedges.

Marketing, general and administrative expense increased 11 percent in local currency due to higher incentive compensation, information systems, and Cobra-related sales force costs, partially offset by lower bad-debt expenses in the quarter.

International Markets and Corporate

The underlying pretax loss for International Markets and Corporate was $58.1 million, a 7.0 percent increase versus the fourth quarter of 2008.

The Company’s International Markets business grew volume more than 14 percent on a small base, driven by sales in China, Europe, and Latin America. Marketing, general and administrative expense for International Markets was $15.8 million in the quarter, an increase of $5.5 million versus a year ago, due to increased investments in our priority international markets.

Corporate general and administrative expense was $25.7 million in the fourth quarter, an increase of $2.5 million, driven by higher incentive compensation this year.

Corporate net interest expense was $25.6 million in the fourth quarter, an increase of $2.0 million compared to a year ago, with approximately $3.6 million of this increase attributable to foreign currency movements, partially offset by the deconsolidation of BRI.

In the quarter, Corporate other expense of $23.3 million was driven by a one-time mark-to-market loss related to the Foster’s cash-settled total-return swap.

Special and Other One-Time Items

The following special and other one-time items have been excluded from underlying earnings.

During the fourth quarter 2009, the Company reported net special charges of $11.1 million pretax, which was composed primarily of a non-income-related tax reserve of $10.4 million and restructuring charges of $0.6 million in the U.K.

Other one-time items in the quarter included a $46.0 million gain on the sale of the Montreal Canadiens Hockey Club in Canada other income, partially offset by a $24.3 million non-cash mark-to-market loss related to the cash-settled total-return swap the Company arranged with respect to Foster’s common stock in 2008, and a $0.5 million environmental reserve, both in Corporate other expense. The Company’s underlying results also exclude a $17.5 million tax benefit from an income-tax rate change in Ontario in the fourth quarter.

During the fourth quarter of 2009, MillerCoors reported special charges totaling $3.9 million, which include relocation and severance expenses related to the integration of MillerCoors. This equates to $1.6 million at Molson Coors’ 42 percent economic ownership share.

Discontinued Operations

The Company reports results associated with its former Brazilian business, Cervejarias Kaiser (“Kaiser”), as discontinued operations. The Company reported a gain of $3.9 million from discontinued operations during the quarter due to the impact of favorable foreign exchange movements on the Kaiser indemnity estimates.

2009 Fourth Quarter and Year-End Earnings Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2009 fourth quarter and year-end 2009 results. The Company will provide a live webcast of the earnings call.

The Company will also host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts at 2:00 p.m. Eastern Time. Both webcasts will be accessible via the Company’s website, www.molsoncoors.com. Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on May 3, 2010. The Company will post this release and related financial statements on its website today.

Footnotes:

(1) All $ amounts are in U.S. Dollars, unless otherwise indicated.

(2) The Company calculates non-GAAP underlying income by excluding special and other one-time items from the nearest U.S. GAAP earnings measure. To calculate underlying income in the fourth quarter of 2009, the Company excluded one-time items, particularly related to MillerCoors, the Foster’s cash-settled total-return swap, and the sale of the Company’s share of the Montreal Canadiens Hockey Club, as well as net special charges of $11.1 million pretax. For further details, please see the section “Special and Other One-Time Items”, along with tables for reconciliations to the nearest U.S. GAAP measures.

(3) Except where otherwise indicated, comparable Canada results exclude the sales and costs related to exporting beer to MillerCoors, as well as the reporting effects of the deconsolidation of Brewers Retail Inc. (BRI) in Ontario on March 1, 2009.

(4) MillerCoors, a U.S. joint venture of Molson Coors Brewing Company and SABMiller plc, was launched on July 1, 2008. Molson Coors has a 42 percent economic interest in MillerCoors, which is accounted for using the equity method. Molson Coors’ interest in MillerCoors results, along with certain adjustments under U.S. GAAP, are reflected in “Equity Income in MillerCoors.” This release includes reconciliation from MillerCoors Net Income to Molson Coors Brewing Company Equity Income in MillerCoors and Non-GAAP U.S. Segment Underlying Pretax Income (see Table 8).

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, and language indicating trends, such as “trend improvements,” “progress,” “anticipated,” “expected,” “improving sales trends” and “on track.” It also includes financial information, of which, as of the date of this press release, the Company’s independent auditors have not completed their review. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer preferences and product trends; price discounting by major competitors; failure to realize the anticipated cost savings and other benefits from MillerCoors; failure to realize anticipated results from synergy initiatives; and increases in costs generally. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliations to Nearest U.S. GAAP Measures

Molson Coors Brewing Company
Table 3: 2009 Fourth Quarter Underlying After-Tax Income
(After-Tax Income From Continuing Operations, Excluding Special and Other One-time Items)
(In Millions, Except Per Share Data)
(Note: Some numbers may not sum due to rounding.)
	2009 4th Q	2008 4th Q
U.S. GAAP: Income from continuing operations attributable to MCBC, net of tax:	218.2	87.6
Per diluted share:	$ 1.17	$ 0.48
Add back / (less): Pretax special items - net	11.1	(2.1)
Add back: Environmental reserve (1)	0.5	0.8
Add back: Proportionate share of MillerCoors pretax special items - net (2)	1.6	34.1
Add back: Loss related to the cash-settled total return swap (1)	24.3	17.9
Add back: Impact of MillerCoors accounting policy elections (2)	-	4.2
(Less): Gain related to sale of Montreal Canadiens (1)	(46.0)	-
(Less): Basis amortization related to the Sparks brand impairment (2)	-	(27.3)
(Less): MillerCoors variable share-based compensation (2)	-	(3.9)
(Less): Other one-time benefits	-	(1.0)
(Less): Tax effects related to special and other one-time items	(1.9)	(7.6)
(Less): Ontario income-tax rate change	(17.5)	-
Non-GAAP: Underlying after-tax income:	190.3	102.6
Per diluted share:	$ 1.02	$ 0.55
Notes:
(1) Included in Other Income (Expense)
(2) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income.

Molson Coors Brewing Company
Table 4: 2009 Fourth Quarter Underlying Pretax Income
(Pretax Income From Continuing Operations, Excluding Special and Other One-time Items)
(In Millions)
(Note: Some numbers may not sum due to rounding.)
	Business				Total
	Canada	U.S.	U.K.	MCI and Corporate	Consolidated
U.S. GAAP: 2009 4th Q Income (loss) from continuing operations before income taxes	$ 140.5	$ 49.6	$ 25.8	$ (83.0)	$ 132.9
Add back: Pretax special items - net	0.1	-	11.0	-	11.1
Add back: Environmental reserve (1)	-	-	-	0.5	0.5
Add back: Proportionate share of MillerCoors pretax special items - net (2)	-	1.6	-	-	1.6
Add back: Loss related to the cash-settled total return swap (1)	-	-	-	24.3	24.3
(Less): Gain related to sale of Montreal Canadiens (1)	(46.0)	-	-	-	(46.0)
Non-GAAP: 2009 4th Q underlying pretax income (loss)	$ 94.5	$ 51.2	$ 36.8	$ (58.1)	$ 124.4
Percent change 2009 4th Q vs. 2008 4th Q underlying pretax income (loss)	-5.3%	-8.9%	20.3%	-7.0%	-6.0%
U.S. GAAP: 2008 4th Q Income (loss) from continuing operations before income taxes	$ 93.7	$ 49.1	$ 40.6	$ (73.7)	$ 109.7
Add back / (less): Pretax special items – net	6.1	-	(9.9)	1.7	(2.1)
Add back: Environmental reserve (1)	-	-	-	0.8	0.8
Add back: Proportionate share of MillerCoors pretax special items - net (2)	-	34.1	-	-	34.1
Add back: Loss related to the cash-settled total return swap (1)	-	-	-	17.9	17.9
Add back: Impact of MillerCoors accounting policy elections (2)	-	4.2	-	-	4.2
(Less): Basis amortization related to the Sparks brand impairment (2)	-	(27.3)	-	-	(27.3)
(Less): MillerCoors variable share-based compensation (2)	-	(3.9)	-	-	(3.9)
(Less): Other one-time benefits	-	-	-	(1.0)	(1.0)
Non-GAAP: 2008 4th Q underlying pretax income (loss)	$ 99.8	$ 56.2	$ 30.6	$ (54.3)	$ 132.3
Notes:
(1) Included in Other Income (Expense)
(2) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income.

MillerCoors LLC
Table 5: 2009 Fourth Quarter Underlying Net Income
(Net Income, Excluding Special Items)
(In Millions)
	Three Months Ended		Twelve Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Pro Forma
U.S. GAAP - Net Income attributable to MillerCoors LLC:	$ 102.2	$ 54.1	$ 842.8	$ 533.6
Add back: Special items, net	3.9	81.2	49.4	219.9
Non-GAAP - Underlying net income:	$ 106.1	$ 135.3	$ 892.2	$ 753.5

Molson Coors Brewing Company
Table 6: 2009 Full Year Underlying After-Tax Income
(After-Tax Income From Continuing Operations, Excluding Special and Other One-time Items)
(In Millions, Except Per Share Data)
(Note: Some numbers may not sum due to rounding.)
	2009	2008
U.S. GAAP: After-tax income from continuing operations:	729.4	390.8
Per diluted share:	$ 3.92	$ 2.11
Add back: Pretax special items - net	32.7	133.9
Add back: Environmental reserve (1)	1.5	4.4
Add back: Net debt extinguishment costs	-	12.4
Add back: Proportionate share of MillerCoors pretax special items - net (2)	20.7	43.6
Add back: Loss related to the cash-settled total return swap (1)	-	4.3
(Less): Gain related to sale of Montreal Canadiens (1)	(46.0)	-
(Less): Impact of MillerCoors accounting policy elections (2)	(7.3)	(27.7)
(Less):Basis amortization related to the Sparks brand impairment (2)	-	(27.3)
(Less): Gain related to the cash-settled total return swap (1)	(0.7)	-
(Less): Other one-time items	-	(1.0)
(Less): Tax effects related to special and other one-time items	(0.2)	(29.0)
(Less): One-time income-tax rate changes	(22.8)	(1.5)
Non-GAAP: Underlying after-tax income:	707.4	502.8
Per diluted share:	$ 3.81	$ 2.71
Notes:
(1) Included in Other Income (Expense)
(2) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income.

Molson Coors Brewing Company
Table 7: 2009 Full Year Underlying Pretax Income
(Pretax Income From Continuing Operations, Excluding Special and Other One-time Items)
(In Millions)
(Note: Some numbers may not sum due to rounding.)
	Business				Total
	Canada	U.S.	U.K.	MCI and Corporate	Consolidated
U.S. GAAP: 2009 pretax income (loss) from continuing operations – reported	$ 462.6	$ 382.0	$ 90.8	$ (217.9)	$ 717.5
Add back: Pretax special items - net	12.9	-	18.9	0.9	32.7
Add back: Environmental reserve (1)	-	-	-	1.5	1.5
Add back: Proportionate share of MillerCoors pretax special items - net (2)	-	20.7	-	-	20.7
(Less): Impact of MillerCoors accounting policy elections (2)	-	(7.3)	-	-	(7.3)
(Less): Gain related to the cash-settled total return swap (1)	-	-	-	(0.7)	(0.7)
(Less): Gain related to sale of Montreal Canadiens (1)	(46.0)	-	-	-	(46.0)
Non-GAAP: 2009 underlying pretax income (loss)	$ 429.5	$ 395.5	$ 109.7	$ (216.1)	$ 718.5
Percent change 2009 vs. 2008 underlying pretax income (loss)	-8.5%	22.5%	35.6%	6.5%	11.9%
U.S. GAAP: 2008 pretax income (loss) from continuing operations	$ 458.4	$ 265.0	$ 85.4	$ (309.4)	$ 499.4
Add back /(less): Pretax special items – net	10.9	69.3	(4.5)	58.2	133.9
Add back: Debt extinguishment costs	-	-	-	12.4	12.4
Add back: Environmental reserve (1)	-	-	-	4.4	4.4
Add back: Loss related to the cash-settled total return swap (1)	-	-	-	4.3	4.3
Add back: Proportionate share of MillerCoors pretax special items - net (2)	-	43.6	-	-	43.6
(Less):Basis amortization related to the Sparks brand impairment (2)	-	(27.3)	-	-	(27.3)
(Less): Impact of MillerCoors accounting policy elections (2)		(27.7)	-	-	(27.7)
(Less): Other one-time items	-	-	-	(1.0)	(1.0)
Non-GAAP: 2008 underlying pretax income (loss)	$ 469.3	$ 322.9	$ 80.9	$ (231.1)	$ 641.9
Notes:
(1) Included in Other Income (Expense)
(2) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income.

Pretax and after-tax underlying income should be viewed as a supplement to — not a substitute for — our results of operations presented on the basis of accounting principles generally accepted in the United States. We believe that underlying income performance is used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to evaluate our performance without regard to items such as special items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. Our management uses underlying income as a measure of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance.

Molson Coors Brewing Company
Table 8: Reconciliation of Net Income Attributable to MillerCoors to MCBC U.S. Segment Underlying Pretax Income (Pretax Income, Excluding Special Items)

(In Millions)
(Note: Some numbers may not sum due to rounding.)

	Three Months Ended	Three Months Ended
	December 31, 2009	December 31, 2008
Net Income Attributable to MillerCoors	$ 102.2	$ 54.1
Multiply: MCBC economic interest % in MillerCoors	42%	42%
MCBC proportionate share of MillerCoors net income	$ 42.9	$ 22.7
(Less): Accounting policy elections (1)	-	(4.2)
Add: Amortization of the difference between MCBC contributed cost basis and the underlying equity in net assets of MillerCoors (2)	2.4	30.7
Add/(Less): Share-based compensation adjustment (3)	4.3	(0.1)
Equity Income in MillerCoors (reported)	$ 49.6	$ 49.1
Add: Proportionate share of MillerCoors special items (4)	1.6	34.1
(Less): Portion of basis amortization associated with Sparks brand impairment (2)	-	(27.3)
(Less): MillerCoors variable share-based compensation (5)	-	(3.9)
Add: Accounting policy elections (1)	-	4.2
U.S. Segment Underlying Pretax Income (Non-GAAP)	$ 51.2	$ 56.2

Notes:

(1) MillerCoors made its initial accounting policy elections upon formation, impacting certain asset and liability balances.
These adjustments reflect the impact to our investment in MillerCoors, which is based upon our contributed assets and liabilities.

(2) MCBC’s net investment in MillerCoors is based on the carrying values of the net assets it contributed to the joint venture.
MCBC’s investment basis in MillerCoors is less than our underlying equity (42%) in the total net assets of MillerCoors
(contributed by both Coors and Miller) by approximately $631 million. This amount is being amortized over a period of time represented primarily by the remaining useful lives of long-lived assets giving rise to the difference. For non-depreciable assets, such as goodwill, no adjustment will be recorded to the MillerCoors equity method income unless there is an impairment. For 2008, the amortization amount includes $27.3 million associated specifically with MillerCoors $65.1 million impairment of the Sparks brand during the fourth quarter of 2008. Since our portion of the Sparks brand impairment is an adjustment to arrive at the non-GAAP measure above (footnote 4), the offsetting basis amortization adjustment is included in the non-GAAP reconciliation as well.

(3) The net adjustment is to record all stock-based compensation associated with preexisting equity awards to be settled in
MCBC Class B common stock held by former CBC employees now employed by MillerCoors and eliminate all stock-based compensation impacts related to preexisting SABMiller equity awards held by Miller employees now employed by
MillerCoors. The adjustment is to recognize the additional 58% of the stock-based compensation costs associated with those awards recognized and reported by MCBC's U.S. business and eliminate all of the costs associated with equity awards to be settled in SABMiller equity.

(4) MillerCoors Q4 2009 Special Items of $3.9 million, multiplied by MCBC's proportionate share of MillerCoors at 42%, equals $1.6 million. MillerCoors Q4 2008 Special Items of $81.2 million, multiplied by MCBC's proportionate share of
MillerCoors at 42%, equals $34.1 million.

(5) Included in Equity Income in MillerCoors. This adjustment represents the fair value mark to market component of MCBC share-based compensation held by employees of MillerCoors.

Molson Coors Brewing Company and Subsidiaries
Table 9: Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Data)
(Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 26, 2009	December 28, 2008	December 26, 2009	December 28, 2008

Volume in hectoliters	4.697	4.932	18.779	34.800

Sales	$ 1,191.6	$ 1,102.4	$ 4,426.5	$ 6,651.8
Excise taxes	(370.8)	(363.2)	(1,394.1)	(1,877.5)
Net Sales	820.8	739.2	3,032.4	4,774.3
Cost of goods sold	(475.6)	(447.8)	(1,726.9)	(2,840.8)
Gross profit	345.2	291.4	1,305.5	1,933.5
Marketing, general and administrative expenses	(247.5)	(196.8)	(900.8)	(1,333.2)
Special items, net	(11.1)	2.1	(32.7)	(133.9)
Equity income in MillerCoors	49.6	49.1	382.0	155.6
Operating income	136.2	145.8	754.0	622.0
Interest expense, net (1)	(23.6)	(21.4)	(85.9)	(101.8)
Debt extinguishment costs	-	-	-	(12.4)
Other income, net	20.3	(14.7)	49.4	(8.4)
Income from continuing operations before income taxes	132.9	109.7	717.5	499.4
Income tax benefit (expense)	86.0	(21.5)	14.7	(96.4)
Income from continuing operations	218.9	88.2	732.2	403.0
Income (loss) from discontinued operations, net of tax	3.9	6.1	(9.0)	(12.1)
Net income	222.8	94.3	723.2	390.9
Less: Net income attributable to noncontrolling interests (2)	(0.7)	(0.6)	(2.8)	(12.2)
Net income attributable to MCBC	$ 222.1	$ 93.7	$ 720.4	$ 378.7

Basic income (loss) per share:
From continuing operations attributable to MCBC	$ 1.19	$ 0.49	$ 3.96	$ 2.14
From discontinued operations attributable to MCBC	0.02	0.03	(0.05)	(0.07)
Basic net income per share	$ 1.21	$ 0.52	$ 3.91	$ 2.07
Diluted income (loss) per share:
From continuing operations attributable to MCBC	$ 1.17	$ 0.48	$ 3.92	$ 2.11
From discontinued operations attributable to MCBC	0.02	0.03	(0.05)	(0.07)
Diluted net income per share	$ 1.19	$ 0.51	$ 3.87	$ 2.04

Weighted average shares - basic	185.2	183.7	184.4	182.6
Weighted average shares - diluted	186.8	185.1	185.9	185.5

Dividends per share	$ 0.24	$ 0.20	$ 0.92	$ 0.76

Amount attributable to MCBC
Income from continuing operations, net of tax	$ 218.2	$ 87.6	$ 729.4	$ 390.8
(Loss) income from discontinued operations, net of tax	3.9	6.1	(9.0)	(12.1)
Net income attributable to MCBC	$ 222.1	$ 93.7	$ 720.4	$ 378.7

Notes:

(1) On December 29, 2008, we adopted guidance regarding accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) that applies to all convertible debt instruments that have a ‘‘net settlement feature’’, which means that such convertible debt instruments, by their terms, may be settled either wholly or partially in cash upon conversion. This guidance requires issuers of convertible debt instruments that may be settled wholly or partially in cash upon conversion to separately account for the liability and equity components in a manner reflective of the issuers’ nonconvertible debt borrowing rate. The provisions of this guidance were retroactively applied. As a result, $4.0 million and $15.8 million of additional non-cash interest expense was recorded in the fourth quarter and fifty-two weeks of 2008, respectively. During the fourth quarter and fifty-two weeks of 2009, we recorded $4.2 million and $16.4 million of additional non-cash interest expense, respectively.

(2) On December 29, 2008, MCBC adopted guidance regarding accounting for noncontrolling interests in consolidated financial statements, the provisions of which, among others, require that minority interests be renamed noncontrolling interests and that consolidated net income (loss) includes the amounts attributable to such noncontrolling interests for all periods presented.

Molson Coors Brewing Company and Subsidiaries
Table 10: Canada Segment Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 26, 2009	December 28, 2008	December 26, 2009	December 28, 2008(1)

Volume in hectoliters	2.099	2.100	8.741	9.648

Sales	$ 582.3	$ 526.8	$ 2,271.8	$ 2,484.5
Excise taxes	(139.5)	(120.2)	(539.5)	(564.5)
Net sales	442.8	406.6	1,732.3	1,920.0
Cost of goods sold	(229.5)	(227.6)	(887.7)	(1,036.4)
Gross profit	213.3	179.0	844.6	883.6
Marketing, general and administrative expenses	(118.2)	(86.7)	(418.9)	(421.3)
Special items, net	(0.1)	(6.1)	(12.9)	(10.9)
Operating income	95.0	86.2	412.8	451.4
Other income, net	45.5	7.5	49.8	7.0
Income before income taxes	$ 140.5	$ 93.7	$ 462.6	$ 458.4

Notes:

(1) Beginning in the third quarter of 2009, management adjusted internal financial reporting to conform sales reporting for the pre-MillerCoors periods to the post-MillerCoors periods.
As a result, Canada segment sales, cost of goods sold, and volumes for the fifty-two weeks ended December 28, 2008, are higher than reported in prior periods due to the inclusion of
$55.6 million, $55.6 million and 0.784 million hectoliters of intersegment/intercompany sales, cost of goods sold and volumes, respectively, which were eliminated upon consolidation.

Molson Coors Brewing Company and Subsidiaries
Table 11: United States Segment Results of Operations (1)
(In Millions)
(Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 26, 2009	December 28, 2008	December 26, 2009	December 28, 2008 (2)

Volume in hectoliters	-	-	-	14.894

Sales	$ -	$ -	$ -	$ 1,736.4
Excise taxes	-	-	-	(231.6)
Net sales	-	-	-	1,504.8
Cost of goods sold	-	-	-	(915.1)
Gross profit	-	-	-	589.7
Marketing, general and administrative expenses	-	-	-	(413.3)
Special items, net	-	-	-	(69.3)
Equity income in MillerCoors	49.6	49.1	382.0	155.6
Operating income	49.6	49.1	382.0	262.7
Other income, net	-	-	-	2.3
Income before income taxes	$ 49.6	$ 49.1	$ 382.0	$ 265.0

Notes:
(1)Reflects the formation of MillerCoors on July 1, 2008, and the Company's pre-existing U.S. operations prior to July 1, 2008.

(2) As a result of the MillerCoors formation on July 1, 2008, and MCBC's prospective equity accounting for MillerCoors, sales shown for the fifty-two weeks ended December 28, 2008, represent MCBC's former U.S. segment net sales for the twenty-six weeks ended June 29, 2008, plus net sales for a single day of June 30, 2008, and our proportional share of net income for the period July 1, 2008, through December 28, 2008.

Molson Coors Brewing Company and Subsidiaries
Table 12: United Kingdom Segment Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 26, 2009	December 28, 2008	December 26, 2009	December 28, 2008

Volume in hectoliters	2.462	2.713	9.510	10.607

Sales	$ 587.9	$ 556.9	$ 2,073.8	$ 2,416.7
Excise taxes	(229.3)	(241.1)	(847.6)	(1,074.5)
Net sales	358.6	315.8	1,226.2	1,342.2
Cost of goods sold	(234.0)	(208.5)	(795.9)	(906.9)
Gross profit	124.6	107.3	430.3	435.3
Marketing, general and administrative expenses	(87.8)	(76.6)	(324.2)	(360.9)
Special items, net	(11.0)	9.9	(18.9)	4.5
Operating income	25.8	40.6	87.2	78.9
Interest income, net	2.0	2.2	8.3	10.7
Other expense, net	(2.0)	(2.2)	(4.7)	(4.2)
Income before income taxes	$ 25.8	$ 40.6	$ 90.8	$ 85.4

Molson Coors Brewing Company and Subsidiaries
Table 13: Molson Coors International and Corporate Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 26, 2009	December 28, 2008	December 26, 2009	December 28, 2008

Volume in hectoliters	0.136	0.119	0.528	0.435

Sales	$ 21.4	$ 18.7	$ 80.9	$ 69.8
Excise taxes	(2.0)	(1.9)	(7.0)	(6.9)
Net sales	19.4	16.8	73.9	62.9
Cost of goods sold	(12.1)	(11.7)	(43.3)	(38.0)
Gross profit	7.3	5.1	30.6	24.9
Marketing, general and administrative expenses	(41.5)	(33.5)	(157.7)	(137.7)
Special items, net	-	(1.7)	(0.9)	(58.2)
Operating loss	(34.2)	(30.1)	(128.0)	(171.0)
Interest expense, net	(25.6)	(23.6)	(94.2)	(112.5)
Debt extinguishment costs	-	-	-	(12.4)
Other income (expense), net	(23.2)	(20.0)	4.3	(13.5)
Loss before income taxes	$ (83.0)	$ (73.7)	$ (217.9)	$ (309.4)

MillerCoors LLC (1)
Table 14: Results of Operations
(In Millions)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
	Actual	Actual	Actual	Pro Forma (2)

Volume in hectoliters	18.084	18.882	81.085	82.880

Sales	$ 1,995.8	$ 2,036.0	$ 8,851.6	$ 8,746.2
Excise taxes	(283.6)	(296.3)	(1,277.3)	(1,300.4)
Net sales	1,712.2	1,739.7	7,574.3	7,445.8
Cost of goods sold	(1,102.1)	(1,090.0)	(4,720.9)	(4,602.8)
Gross profit	610.1	649.7	2,853.4	2,843.0
Marketing, general and administrative expenses	(499.5)	(513.5)	(1,937.9)	(2,079.5)
Special items, net	(3.9)	(81.2)	(49.4)	(219.9)
Operating income	106.7	55.0	866.1	543.6
Other income (expense), net	(0.7)	1.6	0.9	7.7
Income before income taxes	106.0	56.6	867.0	551.3
Income tax expense	(1.5)	(1.4)	(8.4)	(3.3)
Net income	104.5	55.2	858.6	548.0
Less: Net income attributable to noncontrolling interests	(2.3)	(1.1)	(15.8)	(14.4)
Net income attributable to MillerCoors LLC	$ 102.2	$ 54.1	$ 842.8	$ 533.6

Notes:

(1) Economic ownership of MillerCoors LLC is 58% held by SABMiller and 42% held by Molson Coors. See Table 5 in the release for a reconciliation from MillerCoors net income to Molson Coors equity income in MillerCoors.

(2) The pro forma financial information has been derived from the historical financial results of the respective U.S. businesses of Molson Coors Brewing Company and
SABMiller, giving effect to the MillerCoors transaction and other related adjustments. These pro forma results are not necessarily indicative of the results of operations that would have been achieved had the MillerCoors transaction taken place at the beginning of the pro forma period, and do not purport to be indicative of future operating results.

Molson Coors Brewing Company and Subsidiaries
Table 15: Condensed Consolidated Balance Sheets
(In Millions)
(Unaudited)

	As of
	December 26, 2009	December 28, 2008
Assets

Cash and cash equivalents	$ 734.2	$ 216.2
Receivables, net	717.2	635.4
Inventories, net	236.2	192.1
Other, net	75.2	63.4
Total current assets	1,762.8	1,107.1

Properties, net	1,292.5	1,301.9
Goodwill and intangibles, net	6,009.7	5,221.4
Investment in MillerCoors	2,613.6	2,418.7
Other, net	342.5	337.5
Total assets	$ 12,021.1	$ 10,386.6

Liabilities and equity

Accounts payable	$ 210.3	$ 170.5
Accrued expenses and other	1,070.3	815.5
Current portion of long-term debt and short-term borrowings	300.3	0.1
Total current liabilities	1,580.9	986.1

Long-term debt	1,412.7	1,752.0
Pension and post-retirement benefits	823.8	581.0
Other, net	1,110.9	1,028.1
Total liabilities	4,928.3	4,347.2

Total MCBC stockholders' equity	7,079.6	6,055.4
Noncontrolling interests	13.2	(16.0)
Total equity	7,092.8	6,039.4
Total liabilities and equity	$ 12,021.1	$ 10,386.6

Molson Coors Brewing Company and Subsidiaries
Table 16: Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Fifty-Two Weeks Ended
	December 26, 2009	December 28, 2008

Cash flows from operating activities:
Net income	$ 723.2	$ 390.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	187.4	273.4
Equity income in MillerCoors	(382.0)	(155.6)
Distributions from MillerCoors	401.1	136.5
Change in working capital and other, net	(105.5)	(233.7)
Net cash provided by operating activities	824.2	411.5

Cash flows from investing activities:
Additions to properties and intangible assets	(124.7)	(230.5)
Proceeds from sales of assets and businesses, net	58.0	38.8
Acquisition of businesses	(41.7)	-
Investment in MillerCoors, net	(66.3)	(84.3)
Other, net	(19.4)	6.5
Net cash used in investing activities	(194.1)	(269.5)

Cash flows from financing activities:
Exercise of stock options under equity compensation plans	43.1	59.0
Dividends paid to MCBC stockholders	(170.4)	(139.1)
Net repayments of debt	(2.7)	(157.0)
Other, net	12.8	(29.8)
Net cash used in financing activities	(117.2)	(266.9)

Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	512.9	(124.9)
Effect of foreign exchange rate changes on cash and cash equivalents	5.1	(35.9)
Balance at beginning of year	216.2	377.0
Balance at end of period	$ 734.2	$ 216.2

CONTACT:
Molson Coors
News Media:
Colin Wheeler, 303-927-2443
or
Investor Relations:
Dave Dunnewald, 303-927-2334
Leah Ramsey, 303-927-2397